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                                                                     Exhibit 8.2

                                                                   June 20, 2000


Tritel, Inc.
111 East Capitol Street
Suite 500
Jackson, MS 39201

Re:  Telecorp PCS, Inc./Tritel, Inc. Mergers and AT&T Wireless Services, Inc.
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     Contribution
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Ladies and Gentlemen:

     You have asked us for our opinion regarding certain U.S. federal income tax matters in connection with the mergers of First Merger Sub with and into Telecorp PCS, Inc. ("Telecorp") and Second Merger Sub with and into Tritel Inc. ("Tritel") (collectively, the "Mergers") and the contribution by AT&T Wireless Services, Inc. ("AT&T") to Telecorp-Tritel Holding Company ("Holding Company") in exchange for Holding Company Shares (the "Contribution", and together with the Mergers, the "Transactions") to be accomplished pursuant to an Agreement and Plan of Reorganization and Contribution by and among Telecorp, Tritel and AT&T, dated as of February 8, 2000 (the "Reorganization and Contribution Agreement"). All capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Reorganization and Contribution Agreement.

     In arriving at the opinions expressed below, we have examined and relied upon (i) the Reorganization and Contribution Agreement, (ii) the Registration Statement on Form S-4, as filed by Holding Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), including the related Joint Proxy Statement/Prospectus of Telecorp and Tritel (the "Registration Statement"), (iii) documents delivered in connection with the transactions contemplated by the Reorganization and Contribution Agreement including, without limitation, the representation letters made by an authorized officer of each of Telecorp, Tritel Holding Company and AT&T dated as of the date hereof and addressed to us, copies of which are attached hereto as Exhibits I-1, I-2, I-3, I-4 and I-5, respectively (the "Representation Letters"), and (iv) all such documents, instruments and other certificates as we have deemed appropriate as a basis for the opinions expressed below (collectively with all documents referred to in this sentence, the "Transaction Documents").

     In rendering the opinions set forth below, we have relied upon all statements, facts and representations in the Transaction Documents, and assumed that all such documents are complete and authentic and have been duly authorized, executed and delivered. We have further assumed that all statements, facts and representations made in such documents are true (without regard to any qualifications stated therein and without undertaking to verify such statements, facts and representations by independent investigation), that the respective parties thereto and all parties referred to therein will act in all respects and at all relevant times in conformity with the requirements and provisions of such documents, and that none of the terms and conditions contained therein has been or will be waived or modified in any respect. We have made such
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other investigations of fact and law as we have deemed appropriate as a basis for the opinions expressed below.


        The following opinions are based upon the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, and rulings and decisions thereunder, each as in effect on the date thereof, and may be affected by amendments to the Code or to Treasury regulations thereunder or by subsequent judicial or administrative interpretation thereof, any of which may have retroactive effect. We express no opinions other than as to the federal income tax law of the United States of America. This opinion letter does not address the various state, local or foreign tax consequences that may result from the transactions contemplated by the Reorganization and Contribution Agreement.

        On the basis of and subject to the foregoing, it is our opinion, as of the date hereof and under existing law, that

        1. the consummation of the Tritel Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code,

        2. Tritel, Second Merger Sub and Holding Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code, and

        3. the Transactions will qualify as an exchange under Section 351 of the Code.

        We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading "The Merger -- Material United States Federal Income Tax Consequences of the Merger" in the Joint Proxy Statement/Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act of the General Rules and Regulations of the Commission.

        This opinion letter is furnished to you solely for your benefit in connection with the preparation of the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person with our our express written permission.

        We expressly disclaim any obligation or undertaking to update or modify this opinion letter as a consequence of any future changes in applicable laws or Treasury regulations or the facts bearing upon this opinion letter, any of which could affect our conclusions.

Very truly yours,

/s/ BROWN & WOOD LLP

BROWN & WOOD LLP